 Tompkins Financial Corporation 8-K

EXHIBIT 99.1

For more information contact:

Stephen S. Romaine, President & CEO

Francis M. Fetsko, Executive VP, CFO & COO

Tompkins Financial Corporation (888) 503-5753

For Immediate Release

Friday, January 29, 2021

Tompkins Financial Corporation Reports Record Fourth Quarter Earnings

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)

Tompkins Financial Corporation reported diluted earnings per share of $1.61 for the fourth quarter of 2020, up 15.0% compared to $1.40 reported in the fourth quarter of 2019. Net income for the fourth quarter of 2020 was $24.0 million, a $2.9 million increase over net income reported for the same period in 2019.

For the fiscal year ended December 31, 2020, diluted earnings per share were $5.20, down 3.2% from 2019. 2020 net income was $77.6 million, down from $81.7 million, for 2019. Results for 2020 were negatively impacted by economic stress resulting from the COVID-19 pandemic, which contributed to the $16.3 million provision for credit losses recognized during the first quarter of 2020.

President and CEO, Mr. Stephen Romaine commented, “2020 was a challenging year on many fronts, which makes it particularly rewarding that earnings for the fourth quarter reflect the best fourth quarter results in our Company’s history. Favorable results were largely driven by improved net interest income, insurance commissions and wealth management fees, all of which were up from the fourth quarter of 2019. Despite the positive earnings trends for the quarter, our results for the full year were negatively impacted by the pandemic and related economic restrictions, which have continued to negatively impact customers. We continue to support our customers through our loan payment deferral program and funding of loans under the Paycheck Protection Program. At year end, we believe that we had adequately reserved for potential credit losses in the loan portfolio, though a great deal of uncertainty remains.”

SELECTED HIGHLIGHTS FOR THE YEAR-END 2020:

●	Total loans of $5.3 billion at December 31, 2020 were up $342.8 million, or 7.0% over December 31, 2019. The increase over the prior year-end included an outstanding principle balance of $291.3 million of PPP loans that were funded during the second quarter of 2020.

●	Total deposits of $6.4 billion was an increase of $1.2 billion, or 23.5% over December 31, 2019.

●	The ratio of Total Capital to Risk-Weighted Assets improved to 14.39%, up from 14.26% at September 30, 2020, and 13.53% at December 31, 2019.

NET INTEREST INCOME

Net interest income was $57.8 million for the fourth quarter of 2020, compared to $53.2 million reported for the same period in 2019. For the full fiscal year, net interest income was $225.3 million, an increase of $14.7 million or 7.0% from 2019.

Average loans for the year ended December 31, 2020 were up $398.0 million, or 8.2% compared to 2019. The increase in average loans includes $465.6 million in loans originated under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) in the second quarter of 2020. Asset yields for the year ended December 31, 2020, were down 47 basis points compared to 2019, which reflects the impact of reductions in market interest rates in 2020, and the addition of the lower yielding PPP loans originated in the second quarter. While PPP loans were a significant contributor to average loan growth for the year, increases in residential real estate loans (up 5.7% from 2019) and commercial real estate (up 5.6% from 2019), also contributed to the growth in 2020 average loan balances.

Average total deposits for 2020 were up $1.0 billion, or 20.1% versus 2019. Average noninterest bearing deposits were up $349.9 million or 24.9% compared to 2019. Average deposit balances benefited from $465.6 million of PPP loan originations during the second quarter of 2020, the majority of which were deposited in Tompkins checking accounts. For 2020, the average rate paid on interest-bearing deposit products decreased by 38 basis points from 2019. The total cost of interest-bearing liabilities for 2020 declined by 52 basis points to 0.60% from 2019.

Net interest margin was 3.12% for the fourth quarter of 2020, down compared to the 3.44% reported for the fourth quarter of 2019, and 3.26% for the third quarter of 2020. The decline in net interest margin during the fourth quarter, when compared to the third quarter of 2020, was mainly due to a decrease in overall asset yields. The decrease in average asset yields was due to lower securities yields, as well as a slight shift in the composition of average earning assets, with a greater mix of lower yielding securities and interest bearing balances, and a decrease in average loan balances reflecting lower PPP loan balances. The decrease in net interest margin was partially offset by lower average funding costs.

As a result of its participation in the SBA’s PPP, in the fourth quarter of 2020, the Company recorded net deferred loan fees of $4.5 million, which are included in interest income. For the fiscal year, net deferred loan fees from PPP loan originations were $9.2 million.

NONINTEREST INCOME

Noninterest income represented 24.6% of total revenues in the fourth quarter of 2020, compared to 25.2% in the same period in 2019. Noninterest income of $18.8 million for the fourth quarter of 2020 was up 4.8% compared to the same period in 2019. For the full fiscal year, noninterest income of $73.9 million was down 2.1% from 2019. Total fee based services for the year ended December 31, 2020 were $64.6 million, a decrease of 2.7% compared to 2019. The reduction in fee based income in 2020, when compared to 2019, is largely related to the pandemic-related travel and business restrictions, which reduced card services fees and service charges on deposit accounts.

NONINTEREST EXPENSE

Noninterest expense was $46.4 million for the fourth quarter of 2020, up $505,000, or 1.1%, over the fourth quarter of 2019. For the full fiscal year, noninterest expense was $185.4 million, up $3.5 million, or 2.0%, over 2019. The increase in noninterest expense for the year ended December 31, 2020 was primarily attributable to normal annual increases in salaries and wages, which were up $4.4 million or 3.9% over 2019.

INCOME TAX EXPENSE

The Company’s effective tax rate was 20.4% for the fourth quarter of 2020, compared to 19.8% for the same period in 2019. The effective tax rate for the year ended December 31, 2020 was 20.4%, compared to 20.5% reported for 2019.

ASSET QUALITY

Provision for credit losses for the fourth quarter of 2020 was $6,000 compared to a negative $1.0 million for the same period in 2019. Provision expense for the year ended December 31, 2020 was $16.2 million, compared to $1.4 million for 2019. The first quarter of 2020 included provision expense of $16.3 million related to the impact of the economic conditions related to COVID-19 on economic forecasts and other model assumptions relied upon by management in determining the allowance. Net charge-offs for the fourth quarter of 2020 were $630,000 compared to net charge-offs of $479,000 reported in the fourth quarter of 2019.

The allowance for credit losses represented 0.98% of total loans and leases at December 31, 2020, up from 0.97% at September 30, 2020, and 0.81% at December 31, 2019. Nonperforming loans and leases totaled $45.8 million at December 31, 2020, compared to $33.8 million at September 30, 2020 and $31.4 million at December 31, 2019. The ratio of the allowance to total nonperforming loans and leases was 112.87% at December 31, 2020, down compared to 154.68% at September 30, 2020 and 126.90% at December 31, 2019. Nonperforming assets represented 0.60% of total assets at December 31, 2020, up from 0.44% at September 30, 2020, and up from 0.47% at December 31, 2019.

Special Mention loans totaled $121.3 million at the end of the fourth quarter of 2020, in line with the quarter ended September 30, 2020, and up compared to the $29.8 million reported for the fourth quarter of 2019. Total Substandard loans increased during the quarter to $68.6 million at December 31, 2020, compared to $45.4 million at September 30, 2020, and $60.5 million at December 31, 2019. The increases in nonperforming loans and leases and Substandard loans were mainly related to the downgrades of credit in the loan portfolio related to the hospitality industry. Included in the nonperforming and Substandard loans and leases are 17 loans totaling $17.8 million, that are currently in deferral status.

During 2020, overall credit quality was supported by several plans initiated by the Company in response to the COVID-19 pandemic. As previously announced, Tompkins initiated and participated in a number of credit initiatives to support customers who have been impacted by the economic conditions associated with the COVID-19 pandemic. The Company implemented a payment deferral program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19. Weekly deferral requests for the month of December were down 98.5% from peak levels the Company experienced in late March. As of December 31, 2020, total loans that continued in a deferral status amounted to approximately $212.2 million, representing 4.0% of total loans. Of loans that had come out of the deferral program as of December 31, 2020, about 94.4% had made at least one payment and only 0.13% were more than 30 days delinquent.

As previously noted, the Company participated in the PPP, which provides borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related expenses and certain other eligible business operating costs, all in accordance with the rules and regulations established by the SBA. The Company began accepting applications for PPP loans on April 3, 2020, and had funded approximately 2,998 loans totaling about $465.6 million when the initial program ended. As of December 31, 2020, approximately 1,484 PPP loans originated by the Company, totaling $244.0 million, had been submitted to the SBA for forgiveness under the terms of the PPP program, of which approximately 1,212 loans totaling $171.1 million had been forgiven by the SBA as of December 31, 2020.

Mr. Romaine added, “Our deferral program and our participation in the PPP program are examples of how Tompkins has remained committed to supporting our clients and communities during these challenging times. Through year end, we had supported approximately 6,800 customers with these programs. We are also pleased to be participating in the latest round of PPP financing and as of January 28, 2021 had submitted 1,007 PPP loan applications totaling $143.9 million to the SBA for approval.”

CAPITAL POSITION

Capital ratios remained well above the regulatory minimums for well capitalized institutions. The ratio of Total Capital to Risk-Weighted Assets improved to 14.39% at December 31, 2020, up from 14.26% at September 30, 2020, and 13.53% at December 31, 2019. The ratio of Tier 1 capital to average assets was 8.75% at December 31, 2020, compared to 8.85% at September 30, 2020, and 9.61% at December 31, 2019. The December 31, 2020 Tier 1 capital to average assets ratio was negatively impacted by balance sheet growth associated with the PPP loans originated in the second quarter of 2020.

ABOUT TOMPKINS FINANCIAL CORPORATION

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform of 1995:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Examples of forward-looking statements in this press release include, without limitation, those regarding the novel coronavirus (COVID-19) and our plans in response to the coronavirus. Forward-looking statements may be identified by use of such words as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “plan”, or “anticipate”, and other similar words. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to certain uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements. The following factors, in addition to those listed as Risk Factors in Item 1A of our Annual Reports on Form 10- K and our Quarterly Reports on form 10-Q as filed with the Securities and Exchange Commission, are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; the severity and duration of the coronavirus outbreak and the impact of the outbreak (including the government’s response to the outbreak) on economic and financial markets, potential regulatory actions, and modifications to our operations, products, and services relating thereto; disruptions in our and our customers’ operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, government-imposed travel/business restrictions, or outbreaks of infectious diseases such as the coronavirus, and the associated adverse impact on our financial position, liquidity, and our customers’ abilities to repay their obligations to us or willingness to obtain financial services products from the Company; the development of an interest rate environment that may adversely affect the Company’s interest rate spread, other income or cash flow anticipated from the Company’s operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, such as the Dodd-Frank Act, Basel III and the Economic Growth, Regulatory Relief, and Consumer Protection Act; legislative and regulatory changes in response to COVID-19 with which we and our subsidiaries must comply, including the CARES Act and the Consolidated Appropriations Act, 2021 and the rules and regulations promulgated thereunder, and state and local government mandates; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; uncertainties arising from national and global events, including the potential impact of widespread protests, civil unrest, and political uncertainty on the economy and the financial services industry; and financial resources in the amounts, at the times and on the terms required to support the Company’s future businesses. The Company does not undertake any obligation to update its forward-looking statements.

TOMPKINS FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except share and per share data)	As of	As of
ASSETS	12/31/2020	12/31/2019

Cash and noninterest bearing balances due from banks	$21,245	$136,010
Interest bearing balances due from banks	367,217	1,972
Cash and Cash Equivalents	388,462	137,982

Available-for-sale debt securities, at fair value (amortized cost of $1,599,894 at December 31, 2020 and $1,293,239 at December 31, 2019)	1,627,193	1,298,587
Equity securities, at fair value (amortized cost $929 at December 31, 2020 and $915 at December 31, 2019)	929	915
Total loans and leases, net of unearned income and deferred costs and fees	5,260,327	4,917,550
Less: Allowance for credit losses	51,669	39,892
Net Loans and Leases	5,208,658	4,877,658
Federal Home Loan Bank and other stock	16,382	33,695
Bank premises and equipment, net	88,709	94,355
Corporate owned life insurance	84,736	82,961
Goodwill	92,447	92,447
Other intangible assets, net	4,905	6,223
Accrued interest and other assets	109,750	100,800
Total Assets	$7,622,171	$6,725,623
LIABILITIES
Deposits:
Interest bearing:
Checking, savings and money market	3,761,933	3,080,686
Time	746,234	675,014
Noninterest bearing	1,929,585	1,457,221
Total Deposits	6,437,752	5,212,921

Federal funds purchased and securities sold under agreements to repurchase	65,845	60,346
Other borrowings	265,000	658,100
Trust preferred debentures	13,220	17,035
Other liabilities	122,665	114,167
Total Liabilities	$6,904,482	$6,062,569
EQUITY
Tompkins Financial Corporation shareholders’ equity:
Common Stock - par value $.10 per share: Authorized 25,000,000 shares; Issued: 14,964,389 at December 31, 2020; and 15,014,499 at December 31, 2019	1,496	1,501
Additional paid-in capital	333,976	338,507
Retained earnings	418,413	370,477
Accumulated other comprehensive loss	(32,074)	(43,564)
Treasury stock, at cost – 124,849 shares at December 31, 2020, and 123,956 shares at December 31, 2019	(5,534)	(5,279)
Total Tompkins Financial Corporation Shareholders’ Equity	716,277	661,642

Noncontrolling interests	1,412	1,412
Total Equity	$717,689	$663,054
Total Liabilities and Equity	$7,622,171	$6,725,623

TOMPKINS FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data) (Unaudited)	Three Months Ended 12/31/2020 12/31/2019		Twelve Months Ended 12/31/2020 12/31/2019
INTEREST AND DIVIDEND INCOME
Loans	$57,674	$57,039	$227,313	$226,723
Due from banks	104	9	194	41
Available-for-sale debt securities	5,349	6,406	25,450	28,460
Held-to-maturity securities	0	568	0	3,151
Federal Home Loan Bank and other stock	243	561	1,373	3,003
Total Interest and Dividend Income	63,370	$64,583	254,330	$261,378
INTEREST EXPENSE
Time certificates of deposits of $250,000 or more	717	912	3,175	3,095
Other deposits	3,066	7,399	16,789	27,809
Federal funds purchased and securities sold under agreements to repurchase	19	33	95	143
Trust preferred debentures	375	303	1,133	1,276
Other borrowings	1,442	2,696	7,799	18,427
Total Interest Expense	5,619	11,343	28,991	50,750
Net Interest Income	57,751	53,240	225,339	210,628
Less: Provision (credit) for credit loss expense	6	(1,000)	16,151	1,366
Net Interest Income After Provision for Credit Loss Expense	57,745	54,240	209,188	209,262
NONINTEREST INCOME
Insurance commissions and fees	7,289	6,777	31,505	31,091
Investment services income	5,106	4,268	17,520	16,434
Service charges on deposit accounts	1,637	2,110	6,312	8,321
Card services income	2,378	2,436	9,263	10,526
Other income	2,429	2,171	8,817	8,416
Net (loss) gain on securities transactions	(3)	210	443	645
Total Noninterest Income	18,836	17,972	73,860	$75,433
NONINTEREST EXPENSE
Salaries and wages	23,037	23,250	92,519	89,399
Other employee benefits	6,552	6,394	24,812	23,488
Net occupancy expense of premises	3,400	3,115	12,930	13,210
Furniture and fixture expense	2,087	1,921	7,846	7,815
Amortization of intangible assets	364	421	1,484	1,673
Other operating expense	10,965	10,799	45,791	46,249
Total Noninterest Expenses	46,405	45,900	185,382	181,834
Income Before Income Tax Expense	30,176	26,312	97,666	102,861
Income Tax Expense	6,145	5,200	19,924	21,016
Net Income Attributable to Noncontrolling Interests and Tompkins Financial Corporation	24,031	21,112	77,742	81,845
Less: Net Income Attributable to Noncontrolling Interests	53	32	154	127
Net Income Attributable to Tompkins Financial Corporation	$23,978	21,080	$77,588	81,718
Basic Earnings Per Share	$1.61	$1.41	$5.22	$5.39
Diluted Earnings Per Share	$1.61	$1.40	$5.20	$5.37

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)

	Quarter Ended December 31, 2020			Quarter Ended December 31, 2019
(Dollar amounts in thousands)	Average Balance (QTD)	Interest	Average Yield/Rate	Average Balance (QTD)	Interest	Average Yield/Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$439,726	$104	0.09%	$2,763	$9	1.29%
Securities (1)
U.S. Government securities	1,502,226	4,671	1.24%	1,192,035	6,421	2.14%
State and municipal (2)	127,580	823	2.57%	93,275	643	2.73%
Other securities (2)	3,430	24	2.78%	3,417	37	4.30%
Total securities	1,633,236	5,518	1.34%	1,288,727	7,101	2.19%
FHLBNY and FRB stock	16,766	244	5.80%	25,469	561	8.74%

Total loans and leases, net of unearned income (2)(3)	5,318,607	57,949	4.33%	4,871,483	57,332	4.67%
Total interest-earning assets	7,408,335	63,815	3.43%	6,188,442	65,003	4.17%

Other assets	349,824			424,760

Total assets	$7,758,159			$6,613,202

LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings, & money market	3,927,433	1,457	0.15%	3,140,707	5,234	0.66%
Time deposits	734,009	2,326	1.26%	692,541	3,077	1.76%
Total interest-bearing deposits	4,661,442	3,783	0.32%	3,833,248	8,311	0.86%

Federal funds purchased & securities sold under agreements to repurchase	60,417	19	0.12%	54,907	33	0.24%
Other borrowings	271,087	1,442	2.12%	469,410	2,696	2.28%
Trust preferred debentures	17,091	375	8.73%	17,007	303	7.07%
Total interest-bearing liabilities	5,010,037	5,619	0.45%	4,374,572	11,343	1.03%

Noninterest bearing deposits	1,913,781			1,471,377
Accrued expenses and other liabilities	115,227			102,812
Total liabilities	7,039,045			5,948,761

Tompkins Financial Corporation Shareholders’ equity	717,618			662,940
Noncontrolling interest	1,496			1,501
Total equity	719,114			664,441

Total liabilities and equity	$7,758,159			$6,613,202
Interest rate spread			2.98%			3.14%
Net interest income/margin on earning assets		58,196	3.12%		53,660	3.44%

Tax Equivalent Adjustment		(445)			(420)
Net interest income per consolidated financial statements		$57,751			$53,240

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)

	Fiscal Year Ended December 31, 2020			Fiscal Year Ended December 31, 2019
(Dollar amounts in thousands)	Average Balance (YTD)	Interest	Average Yield/Rate	Average Balance (YTD)	Interest	Average Yield/Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$194,211	$194	0.10%	$1,647	$41	2.49%
Securities (1)
U.S. Government securities	1,307,905	22,906	1.75%	1,301,813	29,411	2.26%
State and municipal (2)	114,462	3,048	2.66%	93,168	2,547	2.73%
Other securities (2)	3,430	117	3.40%	3,417	158	4.62%
Total securities	1,425,797	26,071	1.83%	1,398,398	32,116	2.30%
FHLBNY and FRB stock	20,815	1,374	6.60%	38,308	3,003	7.84%

Total loans and leases, net of unearned income (2)(3)	5,228,135	228,805	4.38%	4,830,089	227,869	4.72%
Total interest-earning assets	6,868,958	256,444	3.73%	6,268,442	263,029	4.20%

Other assets	489,520			411,136

Total assets	$7,358,478			$6,679,578

LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings, & money market	3,650,358	9,430	0.26%	3,007,221	20,099	0.67%
Time deposits	703,999	10,534	1.50%	676,106	10,805	1.60%
Total interest-bearing deposits	4,354,357	19,964	0.46%	3,683,327	30,904	0.84%

Federal funds purchased & securities sold under agreements to repurchase	55,973	95	0.17%	59,825	143	0.24%
Other borrowings	365,732	7,799	2.13%	762,993	18,427	2.42%
Trust preferred debentures	17,092	1,133	6.63%	16,943	1,276	7.53%
Total interest-bearing liabilities	4,793,154	28,991	0.60%	4,523,088	50,750	1.12%

Noninterest bearing deposits	1,753,226			1,403,330
Accrued expenses and other liabilities	112,544			101,819
Total liabilities	6,658,924			6,028,237

Tompkins Financial Corporation Shareholders’ equity	698,088			649,871
Noncontrolling interest	1,466			1,470
Total equity	699,554			651,341

Total liabilities and equity	$7,358,478			$6,679,578
Interest rate spread			3.13%			3.07%
Net interest income/margin on earning assets		227,453	3.31%		212,279	3.39%

Tax Equivalent Adjustment		(2,114)			(1,651)
Net interest income per consolidated financial statements		$225,339			$210,628

Tompkins Financial Corporation - Summary Financial Data (Unaudited)

(In thousands, except per share data)

	Quarter-Ended					Year-Ended
Period End Balance Sheet	Dec-20	Sep-20	Jun-20	Mar-20	Dec-19	Dec-20
Securities	$1,628,122	$1,667,698	$1,336,087	$1,353,567	$1,299,502	$1,628,122
Total Loans	5,260,327	5,398,297	5,424,285	4,937,822	4,917,550	5,260,327
Allowance for credit losses	51,669	52,293	52,082	52,404	39,892	51,669
Total assets	7,622,171	7,794,502	7,582,056	6,743,114	6,725,623	7,622,171
Total deposits	6,437,752	6,601,238	6,377,521	5,409,363	5,212,921	6,437,752
Federal funds purchased and securities sold under agreements to repurchase	65,845	63,573	50,889	68,993	60,346	65,845
Other borrowings	265,000	285,000	325,000	457,983	658,100	265,000
Trust preferred debentures	13,220	17,163	17,120	17,078	17,035	13,220
Total common equity	716,277	712,104	696,553	681,153	661,642	716,277
Total equity	717,689	713,611	698,029	682,597	663,054	717,689

Average Balance Sheet
Average earning assets	$7,408,335	$7,204,049	$6,616,079	$6,237,773	$6,188,442	$6,868,958
Average assets	7,758,159	7,582,009	7,413,945	6,672,948	6,613,202	7,358,478
Average interest-bearing liabilities	5,010,037	4,861,890	4,825,753	4,471,797	4,374,572	4,793,154
Average equity	719,114	709,484	690,475	678,817	664,441	699,554

Share data
Weighted average shares outstanding (basic)	14,715,124	14,697,532	14,681,956	14,718,948	14,726,023	14,703,390
Weighted average shares outstanding (diluted)	14,751,303	14,727,741	14,714,848	14,774,269	14,790,503	14,742,040
Period-end shares outstanding	14,928,479	14,926,252	14,914,458	14,907,947	14,978,589	14,928,479
Common equity book value per share	$47.98	$47.71	$46.70	$45.69	$44.17	$47.98

Income Statement
Net interest income	$57,751	$58,253	$56,366	$52,969	$53,240	$225,339
Provision (credit) for credit loss expense	6	199	(348)	16,294	(1,000)	16,151
Noninterest income	18,836	18,887	17,177	18,960	17,972	73,860
Noninterest expense	46,405	46,349	46,888	45,740	45,900	185,382
Income tax expense	6,145	6,330	5,540	1,909	5,200	19,924
Net income attributable to Tompkins Financial Corporation	23,978	24,230	21,431	7,949	21,080	77,588
Noncontrolling interests	53	32	32	37	32,000	154
Basic earnings per share (5)	$1.61	$1.63	$1.44	$0.53	$1.41	$5.22
Diluted earnings per share (5)	$1.61	$1.63	$1.44	$0.53	$1.40	$5.20

Nonperforming Assets
Nonaccrual loans and leases	$38,976	$26,944	$23,183	$23,556	$24,281	$38,976
Loans and leases 90 days past due and accruing	0	0	0	0	0	0
Troubled debt restructuring not included above	6,803	6,864	6,988	7,137	7,154	6,803
Total nonperforming loans and leases	45,779	33,808	30,171	30,693	31,435	45,779
OREO	88	196	274	466	428	88
Total nonperforming assets	$45,867	$34,004	$30,445	$31,159	$31,863	$45,867

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter-Ended				Year-Ended

Delinquency - Total loan and lease portfolio	Dec-20	Sep-20	Jun-20	Mar-20	Dec-19	Dec-20
Loans and leases 30-89 days past due and accruing	$3,012	$6,875	$8,352	$9,328	$3,724	$3,012
Loans and leases 90 days past due and accruing	0	0	0	0	794	0
Total loans and leases past due and accruing	3,012	6,875	8,352	9,328	4,518	3,012

Allowance for Credit Losses*
Balance at beginning of period	$52,293	$52,082	$52,404	$39,892	$41,371	$39,892
Impact of adopting ASC 326	0	0	0	(2,534)	0	(2,534)
Provision (credit) for credit losses	6	199	(348)	16,294	(1,000)	16,151
Net loan and lease charge-offs (recoveries)	630	(12)	(26)	1,248	479	1,840
Allowance for credit losses at end of period	$51,669	$52,293	$52,082	$52,404	$39,892	$51,669
*CECL was adopted January 1, 2020. Prior periods reflect the allowance for credit losses for loans under the incurred loss methodology.

Loan Classification - Total Portfolio
Special Mention	$121,253	$122,652	$44,741	$37,121	29,800	$121,253
Substandard	68,645	45,384	48,046	52,894	60,499	68,645

Ratio Analysis

Credit Quality
Nonperforming loans and leases/total loans and leases (6)	0.87%	0.63%	0.56%	0.62%	0.64%	0.87%
Nonperforming assets/total assets	0.60%	0.44%	0.40%	0.46%	0.47%	0.60%
Allowance for credit losses/total loans and leases	0.98%	0.97%	0.96%	1.06%	0.81%	0.98%
Allowance/nonperforming loans and leases	112.87%	154.68%	172.62%	170.74%	126.90%	112.87%
Net loan and lease losses annualized/total average loans and leases	0.05%	0.00%	0.00%	0.10%	0.04%	0.04%

Capital Adequacy
Tier 1 Capital (to average assets)	8.75%	8.85%	8.79%	9.53%	9.61%	8.75%
Total Capital (to risk-weighted assets)	14.39%	14.26%	13.95%	13.62%	13.53%	14.39%

Profitability (period-end)
Return on average assets *	1.23%	1.27%	1.16%	0.48%	1.26%	1.05%
Return on average equity *	13.26%	13.59%	12.48%	4.71%	12.59%	11.09%
Net interest margin (TE) *	3.12%	3.26%	3.45%	3.44%	3.44%	3.31%

** Quarterly ratios have been annualized

(1) Federal Reserve peer ratio as of September 30, 2020 the most recent data available, includes banks and bank holding companies with consolidated assets between $3 billion and $10 billion.

(2) Average balances and yields on available-for-sale securities are based on historical amortized cost.

(3) Interest income includes the tax effects of taxable-equivalent adjustments using an effective income tax rate of 21% in 2020 and 2019 to increase tax exempt interest income to taxable-equivalent basis..

(4) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the Company’s consolidated financial statements included in Part I of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

(5) Earnings per share for the full fiscal year may not equal the sum of the quarterly earnings per share as a result of rounding of average shares

(6) Certain acquired loans and leases that are past due are not on nonaccrual and are not included in nonperforming loans and leases. The risk of credit loss on these loans has been considered by virtue of the Company’s estimate of acquisition-date fair value and these loans are considered accruing as the Company primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.